2024 LTIP Award Letter Last Name, First Name March XX, 2024 FORM 2024 Long Term Incentive Award Letter Dear First Name, I am pleased to inform you that you have received a Grant of Units in the amounts set forth below. These Units entitle you to receive Constellium Shares (or a cash equivalent, at Constellium’s discretion), subject to the terms and conditions set forth in this Award Letter, in the Constellium 2024 Long Term Incentive Award Agreement (the “2024 Award Agreement”) and the Constellium SE 2013 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Capitalized Terms used in this Award Letter, unless so defined herein, shall have the meanings found in the 2024 Award Agreement or the Plan. Grant Date March 14, 2024 Grant Date Award Value $XX,XXX Restricted Stock Units (RSUs) Y,YYY Vesting Date March 14, 2027 Vesting Period From the Grant Date through the Vesting Date Please note that, except as otherwise set forth in the 2024 Award Agreement, the vesting of the RSUs and the delivery of Shares (or a cash equivalent in respect of such RSUs) is subject to the satisfaction of the Continued Service Condition. By electronic acceptance of this award, you acknowledge that you have received a copy of, or have online access to, the 2024 Award Agreement and the Plan, and hereby accept the Units granted, subject to all the terms and provisions of this Award Letter, the 2024 Award Agreement and the Plan. The Board or the Committee shall determine whether an event has occurred resulting in the forfeiture of your Units and any Shares issuable thereunder and all such determinations shall be final and conclusive. You also acknowledge that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential. Very truly yours Ryan Jurkovic Senior Vice President Chief Human Resources Officer